EXHIBIT 99.2

WORLD HEADQUARTERS
6718 W. Plank Rd.
Peoria, IL 61604 USA
Ph: 309-697-4400
FAX: 309-697-5612



FOR FURTHER INFORMATION:
Jeff Jablonski
Treasurer
(309) 633-5606
jeff.jablonski@rohnnet.com


           ROHN CFO TO LEAVE COMPANY, WILL REMAIN FOR TRANSITION

NOVEMBER 14, 2001, PEORIA, IL -- ROHN Industries, Inc. (Nasdaq: ROHN), a global provider of infrastructure equipment for the telecommunications industry, announced today that Chief Financial Officer James Hurley will leave his position, effective immediately, to pursue other professional opportunities. In the next several days, the company expects to appoint an experienced interim CFO who will assume Hurley's responsibilities. Hurley has agreed to remain with the company until the end of the year to assist in the transition to the interim CFO. The company plans to promptly begin a search for a new, permanent CFO, who could be in place by the beginning of next year.

"While Jim has been here, he has played a key role in developing and implementing operational and cost containment controls that have helped ROHN prepare for and weather a challenging economic environment," said Brian Pemberton, president and CEO. "We anticipate Jim will facilitate a smooth transition to our interim CFO. We thank Jim for his contributions during his tenure, and wish him all the best in his pursuit of other opportunities."

ROHN Industries, Inc. is a leading manufacturer and installer of telecommunications infrastructure equipment for the wireless and fiber optic industries. Its products are used in cellular, PCS, fiber optic networks for the Internet, radio and television broadcast markets. The company's products and services include towers, equipment enclosures, design and construction, cabinets, poles and antennae mounts. ROHN has manufacturing locations in Peoria, Ill.; Frankfort, Ind.; Bessemer, Ala.; Casa Grande, Ariz.; and Mexico City, Mexico.

Statements in this press release include "forward-looking statements" within the meaning of the Securities Exchange Act of 1934, the Private Securities Litigation Reform Act of 1995 and other related laws, and include, but are not limited to, those statements relating to sales and earning expectations, expected demand and other statements of outlook. The actual results and effects could differ materially from those currently anticipated in our forward-looking statements. Factors and risks that could cause such differences include, but are not limited to: wireless and fiber optic communications industry capital spending; the ability of our customers to secure adequate financing; elections by customers to terminate or delay previously placed orders; the effects of competition, particularly on pricing and margins; our implementation of our growth objectives in foreign markets; our indebtedness, which could restrict our operations, making us more vulnerable to adverse economic conditions and making it more difficult for us to implement our business strategy; our Commonwealth of Pennsylvania construction project staying on its currently anticipated schedule; and regulatory changes affecting our industry. The cautionary statement contained in Exhibit 99.1 to ROHN's Form 10-K is incorporated herein by reference. Our forward-looking statements are given as of the date of this release and we are not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise.